Exhibit 99.1

Montrouge, France, October 16, 2023

DBV Technologies Announces Appointment of Virginie Boucinha as Chief Financial Officer

DBV Technologies (Euronext: DBV – ISIN: FR0010417345 – Nasdaq Stock Market: DBVT), a clinical-stage biopharmaceutical company, today announced the appointment of Virginie Boucinha as its Chief Financial Officer, effective November 6, 2023. An experienced financial and operations executive, Virginie will report directly to Daniel Tassé, Chief Executive Officer, and serve as a member of the Executive Committee.

“I am pleased to welcome Virginie to the DBV Executive Committee to lead our global financial organization,” said Daniel Tassé, Chief Executive Officer, DBV Technologies. “Virginie is collaborative, results-focused, and brings extensive experience in finance, strategy, and global management across the pharmaceutical industry. I know she will bring great value to our leadership team.”

Virginie will be responsible for DBV’s financial management and operations, information technology, strategic planning, and investor relations. Virginie brings approximately 30 years of diverse experience in the pharmaceutical industry. She most recently served as the Group Performance Director for Pierre Fabre. Prior to this, Virginie held various senior positions at Sanofi, including Chief of Staff to the Sanofi CEO, Global Transformation Office Head, and Chief Financial Officer for India and South Asia. She is trained in finance as a graduate of Ecole Superieure de Gestion where she obtained a Master of Business Administration. Virginie will be based at DBV’s headquarters in Montrouge, France.

“I am thrilled to be joining DBV Technologies at such a critical juncture,” said Ms. Boucinha. “The Company is swiftly advancing two, distinct BLAs for Viaskin in toddlers and children living with a peanut allergy. It is imperative that DBV maintains the same financial discipline that our shareholders have come to expect, while wisely positioning the Company for regulatory and commercial success. I am looking forward to this mission and to collaborating alongside the broader DBV Executive team.”

Sébastien Robitaille, Chief Financial Officer, DBV Technologies, will be leaving the Company to pursue other opportunities on November 17th. Virginie will onboard on November 6, 2023, allowing for a smooth two-week transition between executives.

“I am thankful to Sébastien for his many contributions to DBV over the years,” said Mr. Tassé. “We are fortunate to have had his guidance on the Executive Committee. As DBV’s Chief Financial Officer, Sébastien helped facilitate our corporate restructuring and upheld financial discipline. We are a more agile and flexible organization thanks to his work. I wish him the very best in his next endeavors.”

Sébastien Robitaille joined DBV in 2015 and was appointed as Chief Financial Officer in 2020.

“It has been a privilege to work alongside colleagues that are dedicated and passionate about making a difference in the lives of others,” said Sébastien Robitaille, Chief Financial Officer, DBV Technologies. ”I remain steadfast in my belief that DBV will one day provide treatment options for those living with food allergies through the Viaskin platform.”

About DBV Technologies

DBV Technologies is developing Viaskin™, an investigational proprietary technology platform with broad potential applications in immunotherapy. Viaskin is based on epicutaneous immunotherapy, or EPIT™, and is DBV Technologies’ method of delivering biologically active compounds to the immune system through intact skin. With this new class of non-invasive product candidates, the Company is dedicated to safely transforming the care of food allergic patients. DBV Technologies’ food allergies programs include ongoing clinical trials of Viaskin Peanut. DBV Technologies has global headquarters in Montrouge, France, and North American operations in Basking Ridge, NJ. The Company’s ordinary shares are traded on segment B of Euronext Paris (Ticker: DBV, ISIN code: FR0010417345) and the Company’s ADSs (each representing one-half of one ordinary share) are traded on the Nasdaq Global Select Market (Ticker: DBVT).

Forward Looking Statement

This press release may contain forward-looking statements and estimates, including, but not limited to, statements regarding the therapeutic potential of Viaskin™ Peanut and EPIT™ and DBV’s Technologies’ planned regulatory and clinical efforts, financial strategy, and leadership changes These forward-looking statements and estimates are not promises or guarantees and involve substantial risks and uncertainties and may be impacted by market conditions as well as other risks and uncertainties set forth in DBV Technologies’ regulatory filings with the Autorité des Marchés Financiers (“AMF”), DBV Technologies’ filings and reports with the U.S. Securities and Exchange Commission (“SEC”), and future filings and reports made with the AMF and SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements and estimates, which speak only as of the date hereof. Other than as required by applicable law, DBV Technologies undertakes no obligation to update or revise the information contained in this Press Release.

DBV Investor Relations Contact

Katie Matthews

+ 1 (857) 529-2363

katie.matthews@dbv-technologies.com

DBV Media Contact

Angela Marcucci

+1 (646) 842-2393

angela.marcucci@dbv-technologies.com

Viaskin and EPIT are trademarks of DBV Technologies.